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March 9, 2001



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549



Commissioners:

We have read the statements made by Aspeon, Inc., which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K/A, as part of the Company's Form 8-K/A report dated January 24, 2001. We agree with the statements concerning our Firm in such Form 8-K/A, except as specified below.

 - Item 4 (a) (iii): the decision to resign is the unilateral right of PricewaterhouseCoopers LLP; accordingly, we had no obligation to provide the registrant with an opportunity to approve or disapprove of our resignation.

 - Item 4 (a) (v) (A), third sentence: we have no basis to comment on when the revenue recognition matters related to revenue reversed during the fiscal year ended June 30, 2000 will be recognized, if ever, as revenue in accordance with generally accepted accounting principles.

 - Item 4 (a) (v) (A), fourth sentence: we have no basis to comment on whether the registrant has reviewed its internal control processes and instituted the necessary adjustments.

We have no basis to comment regarding the matters described in Item 5 of the aforementioned Form 8-K/A. Further, we make no comment regarding the "Explantory Note" which precedes Item 4 of the Form 8-K/A.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP